Exhibit 99.1


          InterDigital Issues Revenue Guidance for Third Quarter 2006;
   Solid Recurring Royalties and Recognition of Nokia Revenue Benefit Quarter


     KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Aug. 16, 2006--InterDigital Communications Corporation (Nasdaq:IDCC) today announced that it expects total third quarter 2006 revenue to be in the approximate range of $67 million to $68 million. Expected revenues for third quarter 2006 include the following approximate amounts:

     -- $53 million to $54 million of recurring patent license royalty revenue from its base of existing licensees,

     -- $12.5 million associated with the second quarter 2006 resolution of a prior patent license dispute with Nokia, and

     -- $1 million to $2 million of revenue related to technology solution agreements.

     Richard Fagan, InterDigital's Chief Financial Officer, noted, "In third quarter 2006, we will benefit from both the contributions of a diverse base of licensees and the recognition of a portion of the balance of the revenue related to Nokia's $253 million payment this year."

     About InterDigital

     InterDigital Communications Corporation designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices, delivering time-to-market, performance and cost benefits. The company's financial strength and solid revenue base contribute to the continued investment in innovation and development that will shape the next generation of wireless technology. For more information, visit the InterDigital website: www.interdigital.com.
     This press release contains forward-looking statements regarding our current beliefs, plans and expectations as to third quarter 2006 revenue including revenues from Nokia, recurring patent licensing royalties and revenues from technology solution agreements. Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to, the receipt of additional royalty reports from current licensees and unanticipated revisions to our expectations as to our progress toward completion of our technology solution agreements.

     InterDigital is a registered trademark of InterDigital Communications Corporation.


     CONTACT: InterDigital Communications Corporation
              Media Contact:
              Jack Indekeu, 610-878-7800
              jack.indekeu@interdigital.com
                  or
              Investor Contact:
              Janet Point, 610-878-7800
              janet.point@interdigital.com